Consent of Independent Registered Public Accounting Firm

The Board of Directors
SkyBridge G II Fund, LLC

We consent to the use of our report dated July 20, 2018, with respect to SkyBridge G II Fund, LLC, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus.

New York, New York
July 20, 2018